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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Provide Commerce, Inc.
(Name of Issuer)
Common Stock, $0.001 per share par value
(Title of Class of Securities)
74373W103
(CUSIP Number)
February 14, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Tracer Capital Management L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-0377421

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IA

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Tracer Capital Partners L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-0371514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Tracer Capital Partner QP L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-0371677

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Tracer Capital Offshore Fund Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands, British West Indies

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

oo

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Riley McCormack

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	74373W103

1	NAMES OF REPORTING PERSONS: Matt Hastings

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		None

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		725,258

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		None

WITH:	8	SHARED DISPOSITIVE POWER:

725,258

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

725,258

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

Item 1(a).	Name of Issuer:

Provide Commerce, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

5005 Wateridge Vista Drive San Diego, California 92121

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office or, if None, Residence

Item 2(c).	Citizenship

Tracer Capital Management L.P. 540 Madison Avenue, 33rd Floor New York, New York 10022 Delaware limited partnership

Tracer Capital Partners L.P. 540 Madison Avenue, 33rd Floor New York, New York 10022 Delaware limited partnership

Tracer Capital Partners QP L.P. 540 Madison Avenue, 33rd Floor New York, New York 10022 Delaware limited partnership

Tracer Capital Offshore Fund Ltd. c/o Goldman Sachs (Cayman) Trust Limited P.O. Box 896 Harbour Centre Grand Cayman, Cayman Islands Cayman Islands exempted company

Riley McCormack c/o Tracer Capital Management L.P. 540 Madison Avenue, 33rd Floor New York, New York 10022 United States citizen

Matt Hastings c/o Tracer Capital Management L.P. 540 Madison Avenue, 33rd Floor New York, New York 10022 United States citizen

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 per share par value

Item 2(e).	CUSIP Number:

74373W103

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) í Broker or dealer registered under Section 15 of the Exchange Act.
(b) í Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) í Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) í Investment company registered under Section 8 of the Investment Company Act.
(e) ☒ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) í An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) í A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) í A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) í A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) í Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership:

Tracer Capital Management L.P. Tracer Capital Partners L.P. Tracer Capital Partners QP L.P. Tracer Capital Offshore Fund Ltd. Riley McCormack Matt Hastings

a. Amount beneficially owned: Tracer Capital Partners L.P. beneficially owns 11,532 shares of ordinary stock; Tracer Capital Partners QP L.P. beneficially owns 238,973 shares of ordinary stock; Tracer Capital Offshore Fund beneficially owns 474,753 shares of ordinary stock; for an aggregate total of 725,258 shares of ordinary stock.

b. Percent of Class: 6.00% of the aggregate outstanding shares of that class based upon 12,103,113 ordinary shares outstanding.
     The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Tracer Capital Management L.P. for each of Tracer Capital Partners L.P., Tracer Capital Partners QP L.P. and Tracer Capital Offshore Fund L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P.

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable

Item 8.	Identification and Classification of Members of the Group:

Not applicable

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006
By:	/s/ Riley McCormack
Riley McCormack, Managing Member

TRACER CAPITAL MANAGEMENT L.P.
/s/ Riley McCormack
Riley McCormack, Managing Member

TRACER CAPITAL PARTNERS L.P. By: Tracer Capital Management L.P., its manager
/s/ Riley McCormack
Riley McCormack, Managing Member

TRACER CAPITAL PARTNERS QP L.P. By: Tracer Capital Management L.P., its manager
/s/ Riley McCormack
Riley McCormack, Managing Member

TRACER CAPITAL OFFSHORE FUND LTD. By: Tracer Capital Management L.P., as investment manager
/s/ Riley McCormack
Riley McCormack, Managing Member

/s/ Riley McCormack
Riley McCormack

/s/ Matt Hastings
Matt Hastings